Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp publishes the Virology Report on its newly launched “Research” web page
http://www.labcorp.com/research/virology

Burlington, NC, January 31, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today released the Virology Report on its “Research” web page, an unprecedented resource for scientists and healthcare professionals.  The Virology Report is the first in a series of reports examining and analyzing the vast information collected from LabCorp’s clinical testing services.  LabCorp and its virology Centers of Excellence, Monogram Biosciences, ViroMed Laboratories, and National Genetics Institute, perform millions of virology tests each year.

 LabCorp’s Virology Report focuses on several important viruses including Human Immunodeficiency Virus (HIV), hepatitis viruses,  seasonal viruses (Influenza Virus, Norovirus, and West Nile Virus), and Human Papilloma Virus.  “The depth and breadth of LabCorp’s data enabled analysis of distributions and trends in the United States that inform clinicians, scientists, public health authorities, and the community at large,” remarked Dr. Andrew Conrad, Chief Scientific Officer of Laboratory Corporation of America.  “Understanding these data is critical to improving care and outcomes for patients with infectious diseases.”

The Virology Report provides a comprehensive view of HIV antibody reactive rates across the United States indicating a 0.64% HIV western blot confirmed rate among over 2.9 million HIV antibody tests performed at LabCorp in 2009.  Sub-analyses based on age, gender, geography, and specialty type are presented.  Geographic analysis revealed the highest HIV confirmed positive antibody rates (>0.95%) in samples collected from California, the District of Columbia, Florida, and Puerto Rico.  Quantitative HIV RNA analysis showed higher rates of viral suppression in individuals over 50 years of age (48% with undetectable viral load), as compared to those 18-50 years (37% with undetectable viral load), which was notable given the greater frequency of drug resistance among HIV isolates from those over 50.

With more than 20 years of HIV testing experience, LabCorp and its Monogram Biosciences Center of Excellence have been leaders and innovators in HIV drug resistance testing services.  Longitudinal analysis of LabCorp data indicates a decreasing prevalence of HIV drug resistance over time in the United States.  Nonetheless, HIV drug resistance in the pediatric age group (0-18 yrs) remains high with >50% of specimens tested in 2009 demonstrating genotypic drug resistance (Evidence of Resistance) to one or more of the available antivirals and over 10% demonstrating resistance to at least one drug in each of the three drug classes (NRTI, NNRTI, and PI).

Viral resistance profiles from LabCorp and Monogram Biosciences (GenoSure™, PhenoSense™, PhenoSense GT™, and Trofile™) inform optimal treatment selection for individual HIV-infected patients.  Analysis of HIV co-receptor tropism testing (Trofile ™) data  demonstrated  less R5 tropic virus in isolates with HIV drug resistance (NRTI, NNRTI, and/or PI)  than in drug sensitive isolates.  Among subtype B isolates, R5 co-receptor tropism was observed in 59% of samples; higher prevalence of R5-tropic viruses was identified in HIV subtypes A, A1, C, and G samples.

As an industry leader in providing state of the art hepatitis diagnostic services, LabCorp examined its extensive database of Hepatitis B Virus (HBV) and Hepatitis C Virus (HCV) test results.  Chronic hepatitis B infections, as demonstrated by the percentage of positive surface antigen tests, were more prevalent in Northeast states and on the West Coast of the United States as compared to most inland states.  Hepatitis B

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virus drug resistance testing identified lamivudine resistance in 11% of samples tested.  HCV antibody reactivity rate was 7.0%  of the 1.8 million tests performed.  HCV antibody reactive rates ranged from a high of 37.7% for samples from hemodialysis, to a low of 2.8% and 1% from pediatric and Ob/Gyn clinics, respectively.  LabCorp continues to lead the industry in the detection and diagnosis of hepatitis with innovative diagnostics such as the recently launched interferon response genetic marker (IL28B), non-invasive liver fibrosis testing (FibroSure™), and state of the art Hepatitis B genotyping and resistance testing.

Seasonal virus analysis in the Virology Report includes data from the influenza epidemic of 2009 demonstrating a sharp increase in influenza A cases starting in April 2009, peak incidence over the summer and a rapid decline in cases starting in the 4th quarter of 2009 and continuing into 2010.  H1N1 infection rates were highest in the pediatric age group and lowest in those over 50.  Longitudinal data for other seasonal viruses, namely West Nile virus (peak during the summer months) and Norovirus (peak during the winter months) is presented.   LabCorp and its Viromed Laboratories Center of Excellence offer premier virology services with extensive capabilities in serology, culture, and molecular diagnostics for seasonal viruses, insect borne viruses, and emerging pathogens.

The Virology Report also examines the prevalence of Human Papilloma Virus (HPV) high risk virus types in various age groups demonstrating rates as high as 35% in samples from individuals less than 18 years old to as low as 7% in those over 50 years old.  Based on several hundred thousand cytology samples where HPV high risk probe testing was analyzed, the presence of HPV high risk virus types varied from a low of 35% in Atypical Glandular Cells (AGC) cytology samples to 95% in High Grade Cervical Squamous Intraepithelial Lesion (HSIL) cytology samples.  LabCorp provides the most advanced diagnostic testing for women’s health, including image guided PAP cytology for enhanced sensitivity of disease detection as well as the convenience of multiple pathogen testing from liquid cytology samples.

Please refer to the Virology Report virus-specific web pages for additional details on the observations mentioned above as well as for other data not covered in this release.  Explanation of methods used and guidance for interpreting the data can be found in the Methods and Limitations sections of the report.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.

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